Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS Charles D. Christy EVP & Chief Financial Officer (810) 237-4200 Charlie.Christy@citizensbanking.com	Kristine D. Brenner Director of Investor Relations (810) 257-2506 Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP
ANNOUNCES THIRD QUARTER 2007 RESULTS
FLINT, MICHIGAN, October 18, 2007 — Citizens Republic Bancorp (NASDAQ: CRBC) announced today net income of $31.8 million for the three months ended September 30, 2007, which includes restructuring and merger-related expenses associated with the Republic Bancorp Inc. (“Republic”) merger. The results for the third quarter of 2007 represent an increase of $22.1 million over the second quarter of 2007 net income of $9.6 million and an increase of $10.8 million over the third quarter of 2006 net income of $21.0 million, which does not include Republic activity. Diluted net income per share was $0.42, compared with $0.13 for the second quarter of 2007 and $0.49 for the same quarter of last year. Annualized returns on average assets and average equity during the third quarter of 2007 were 0.96% and 8.20%, respectively, compared with 0.29% and 2.49% for the second quarter of 2007 and 1.08% and 12.63% for the same quarter of 2006.
Net income for the first nine months of 2007 totaled $72.9 million or $0.96 per diluted share, which represents an increase in net income of $10.2 million and a decrease of $0.50 per diluted share from the same period of 2006. The results for the first nine months of 2006 do not include Republic activity.
Core operating earnings, which exclude restructuring and merger-related expenses and amortization of core deposit intangibles, were $0.45 per diluted share for the third quarter of 2007, an increase of $0.27 over the second quarter of 2007 and a decrease of $0.05 from the third quarter of 2006. Annualized core operating earnings to average tangible assets and annualized core operating earnings to average tangible equity for the third quarter of 2007 were 1.10% and 18.55%, respectively, compared with 0.44% and 7.39% for the second quarter of 2007 and 1.11% and 14.23% for the second quarter of 2006. These non-GAAP financial measures are discussed in more detail under “Use of Non-GAAP Financial Measures” and are reconciled to the related GAAP measures in the tables on page 18.
“We are pleased to report third quarter operating results that were in line with our expectations as we continue to manage through the economic challenges in the Midwest,” stated William R. Hartman, chief executive officer and president. “The management realignment we announced in July will provide enhanced support for our initiatives to improve profitability and accelerate revenue generation by expanding and growing relationships, improving teamwork and cross-sell opportunities and enhancing client support. Our primary focus continues to be improving credit quality, generating profitable revenue and prudently managing costs,” continued Hartman.
Key Merger and Performance Highlights in the Quarter:
•	Citizens is on track to achieve the annual cost savings of $31.0 million identified with the merger, with 70% of the savings expected to be realized in 2007 and 100% in 2008 and thereafter. For example, Citizens’ noninterest expenses decreased by $10.1 million during the third quarter of 2007 compared with the previous quarter. The third quarter of 2007 included $1.0 million in restructuring and merger-related expenses, compared with $8.0 million of restructuring and merger-related and other expenses related to integration activities in the second quarter of 2007.

•	Commercial and industrial loans at September 30, 2007 were $2.2 billion, an increase of $82.9 million or 3.9% over June 30, 2007. Citizens continues to see customer demand for commercial and industrial loans in all of its markets.
•	Net charge-offs for the third quarter of 2007 totaled $7.9 million, compared with $20.0 million for the second quarter of 2007. The reduction was primarily the result of lower commercial real estate net charge-offs. The allowance for loan losses decreased from 1.97% to 1.92%.
•	As a result of Citizens’ proactive ‘watchlist’ process, total ‘watchlist’ loans were reduced from June 30, 2007 to September 30, 2007 by $19.6 million or 2.1%.
•	Citizens launched several revenue generation initiatives during the third quarter of 2007 and began to see results. For example, Citizens has shown improvement in service charges on deposit accounts, treasury management sales, and wealth management.
•	Service charges on deposit accounts for the third quarter of 2007 increased by $0.4 million over the second quarter of 2007.

•	Treasury management sales totaled $0.5 million for the third quarter of 2007. For the first nine months of 2007, treasury management sales have increased $0.3 million over the same period of 2006.

•	Brokerage and investment fees exceeded $2.0 million for the second straight quarter.
Financial Statement Impact as a Result of the Republic Merger
The merger with Republic closed on December 29, 2006. As a result, all pre-merger financial data include only legacy Citizens performance and do not incorporate results of Republic prior to the merger.
Balance Sheet
Total assets at September 30, 2007 were $13.2 billion, essentially unchanged from June 30, 2007 and an increase of $5.5 billion over September 30, 2006. Total portfolio loans were essentially unchanged from June 30, 2007 and increased $3.5 billion over September 30, 2006. The increase over September 30, 2006 was almost entirely due to the Republic merger and, to a lesser extent, growth in legacy Citizens commercial loans, partially offset by declines in the legacy Citizens residential mortgage and direct consumer loan portfolios.
Investment securities at September 30, 2007 decreased $35.4 million or 1.5% from June 30, 2007 to $2.3 billion and increased $818.2 million over September 30, 2006. The decrease from June 30, 2007 was primarily the result of using portfolio cash flow to reduce short-term borrowings. The increase over September 30, 2006 reflects the addition of the Republic investment portfolio and $214.7 million in mortgage-backed securities which Citizens converted from fixed and adjustable rate mortgages in the residential mortgage portfolio into securities during the fourth quarter of 2006. Prior to the fourth quarter of 2006, total investment securities had been declining as a result of using portfolio cash flow to reduce short-term borrowings.
Total commercial loans at September 30, 2007 were $5.3 billion, an increase of $65.4 million or 1.3% over June 30, 2007 and an increase of $2.0 billion over September 30, 2006. The increase over June 30, 2007 was primarily a result of new relationships in Ohio and continued strong growth in the Southeast Michigan market. The increase over September 30, 2006 was primarily due to the impact of incorporating Republic loans and, to a lesser extent, growth in legacy Citizens’ markets. The following table displays historical commercial loan portfolios by segment:

Commercial Loan Portfolio

in millions	Sept 30, 2007	June 30, 2007	Dec 31, 2006	Sept 30, 2006*

Land Hold	$78.9	$81.6	$102.4	$22.1
Land Development	161.0	178.7	203.6	65.7
Construction	376.3	371.2	445.5	135.3
Income Producing	1,338.8	1,338.9	1,237.1	501.4
Owner-Occupied	1,113.5	1,115.6	1,132.0	744.5

Total Commercial Real Estate	3,068.5	3,086.0	3,120.6	1,469.0
Commercial and Industrial	2,236.2	2,153.2	2,004.9	1,788.9

Total Commercial Loans	$5,304.7	$5,239.2	$5,125.5	$3,257.9

*	Legacy Citizens only

The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the above table. Land hold loans are secured by undeveloped land which is acquired for future development. Land development loans are secured by land being actively developed in terms of infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.
Residential mortgage loans at September 30, 2007 were $1.5 billion, a decrease of $33.5 million or 2.2% from June 30, 2007 and an increase of $915.8 million over September 30, 2006. The decrease from June 30, 2007 was primarily the result of weak consumer demand in Citizens’ markets and selling over 75% of new mortgage originations into the secondary market. The increase over September 30, 2006 was almost entirely due to incorporating Republic balances, partially offset by a decrease from legacy Citizens’ residential mortgage portfolio as a result of the aforementioned securitization of fixed and adjustable rate mortgages and related transfer to the investment securities portfolio during the fourth quarter of 2006.
Total consumer loans, which are comprised of direct and indirect loans, were $2.5 billion at September 30, 2007, essentially unchanged from June 30, 2007 and an increase of $503.2 million over September 30, 2006. Direct consumer loans, which include direct installment, home equity, and other consumer loans, decreased $33.9 million or 2.1% from June 30, 2007 as balances continue to decline due to weak consumer demand that is being experienced throughout the industry. The increase in direct consumer loans over September 30, 2006 was almost entirely a result of incorporating the Republic balances, partially offset by weak consumer demand. Indirect consumer loans, which are primarily marine and recreational vehicle loans, were $851.4 million, essentially unchanged from June 30, 2007 and September 30, 2006.
Loans held for sale at September 30, 2007 were $76.4 million, a decrease of $9.5 million or 11.1% from June 30, 2007 and an increase of $64.7 million over September 30, 2006. The decline from June 30, 2007 was primarily the result of a reduction in residential mortgage loans held for sale due to weak consumer demand for residential mortgage loan originations, and a reduction in the commercial loans held for sale as Citizens reclassified one loan as no longer held for sale and transferred it to the commercial loan portfolio. The increase over September 30, 2006 was almost entirely due to incorporating Republic loans, which include residential mortgage loans awaiting sale in the secondary market and $40.1 million in commercial real estate loans that were transferred to loans held for sale to reflect alignment with Citizens’ lending philosophies.
Goodwill at September 30, 2007 totaled $778.5 million, essentially unchanged from June 30, 2007 and an increase of $724.0 million over September 30, 2006. Other intangible assets, which primarily represent a premium on core deposits, totaled $33.2 million at September 30, 2007, a decrease of $2.8 million or 7.8% from June 30, 2007 and an increase of $24.2 million over September 30, 2006. The increase over September 30, 2006 was the result of accounting for the Republic merger as a purchase, where all assets and liabilities were recorded at their respective estimated fair market values as of December 29, 2006.

The decrease in other intangible assets from June 30, 2007 was primarily the result of continued amortization of the premium assigned to Republic’s core deposits at the merger date.
Total deposits at September 30, 2007 decreased $139.9 million or 1.7% from June 30, 2007 to $7.9 billion and increased $2.3 billion over September 30, 2006. Core deposits, which exclude all time deposits, totaled $4.0 billion at September 30, 2007, a decrease of $79.6 million or 1.9% from June 30, 2007 and an increase of $936.2 million over September 30, 2006. The decrease in core deposits from June 30, 2007 was primarily the result of clients holding lower transaction account balances. The increase over September 30, 2006 was primarily the result of incorporating Republic balances. Time deposits totaled $3.9 billion at September 30, 2007, a decrease of $60.3 million or 1.5% from June 30, 2007 and an increase of $1.4 billion over September 30, 2006. The decrease from June 30, 2007 was primarily the result of new production from clients not exceeding maturities and Citizens deciding not to renew $21.7 million in brokered certificates of deposit. In addition to the impact of the Republic merger, the increase over September 30, 2006 reflected the continued migration of funds from lower-cost deposits and some new client growth.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $3.6 billion at September 30, 2007, an increase of $102.8 million or 2.9% from June 30, 2007 and an increase of $2.21 billion over September 30, 2006. The increase over June 30, 2007 was primarily the result of funding new loan growth. The increase over September 30, 2006 was the result of the Republic merger and Citizens’ issuance of $150.0 million in enhanced trust preferred securities on October 3, 2006, partially offset by legacy Citizens’ lower wholesale funding needs resulting from maturing investment securities cash flow not being fully reinvested during 2006.
Net Interest Margin and Net Interest Income
Net interest margin was 3.39% for the third quarter of 2007 compared with 3.44% for the second quarter of 2007 and 3.78% for the third quarter of 2006. The decrease in net interest margin from the second quarter of 2007 was primarily the result of a decrease in the yield on the commercial loan portfolio and a shift in funding mix, partially offset by a shift in asset mix from investment securities to higher-yielding commercial loans. The shift in funding mix included funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits and the full-quarter effect of the reduction in deposits and related increase in more costly wholesale funding as a result of the branch divestiture in April 2007. The decrease in the yield on the commercial loan portfolio resulted from the movement of loans to nonperforming status and continued pricing pressure on commercial loan spreads.
The decrease in net interest margin from the third quarter of 2006 was primarily due to the merger with Republic and, to a lesser extent, funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits, pricing pressure on loans, the continued effects of the interest rate environment, the issuance of $150.0 million of enhanced trust preferred securities, and the movement of commercial loans to nonperforming status, partially offset by a shift in asset mix from investment securities to higher yielding commercial loans. For the first nine months of 2007, net interest margin declined to 3.42% compared with 3.86% for the same period of 2006 as a result of the aforementioned factors.
Net interest income was $94.9 million for the third quarter of 2007 compared with $96.8 million for the second quarter of 2007 and $65.6 million for the third quarter of 2006. The decrease in net interest income compared with the second quarter of 2007 was due to the lower net interest margin and an $87.7 million decrease in average earning assets. The decrease in average earning assets was the result of the full-quarter effects of the aforementioned branch divestiture, a decrease in investment portfolio balances due to maturing balances not being fully reinvested, and a decrease in residential mortgage and direct consumer loan portfolio balances due to lower demand in the current Midwest economic environment. The increase in net interest income compared with the third quarter of 2006 was the result of incorporating Republic’s average earning assets, partially offset by the lower net interest margin. For the first nine months of 2007, net interest income totaled $290.0 million compared with $199.1 million for the same period of 2006 as a result of the aforementioned factors.

For the fourth quarter of 2007, Citizens anticipates net interest income will be slightly lower than the third quarter of 2007 due to the continued migration of funds from lower yielding deposit products into higher yielding deposit products, as well as the effects of loan pricing pressure, the full-quarter impact of the movement of commercial real estate loans to nonperforming status during the third quarter of 2007, the flat interest rate curve, and stable to declining average earning assets due to the economic environment.
Credit Quality
Nonperforming assets are comprised of nonaccrual loans, loans past due over 90 days and still accruing interest, restructured loans, nonperforming held for sale, and other repossessed assets acquired. Nonperforming assets totaled $191.0 million at September 30, 2007, an increase of $44.6 million over June 30, 2007 and an increase of $151.0 million over September 30, 2006. The increase over June 30, 2007 is primarily the result of higher nonperforming commercial real estate loans. The increase over September 30, 2006 was primarily the result of incorporating Republic’s nonperforming assets, as well as transitioning all of Republic’s loan portfolios and underwriting practices to be consistent with Citizens’ credit risk management disciplines, partially offset by declines in legacy Citizens nonperforming portfolios. Nonperforming assets at September 30, 2007 represented 2.06% of total loans plus other repossessed assets acquired compared with 1.58% at June 30, 2007 and 0.69% at September 30, 2006. Nonperforming commercial loan inflows were $60.0 million in the third quarter of 2007 compared with $48.4 million in the second quarter of 2007. Nonperforming commercial loan outflows were $22.5 million in the third quarter of 2007 compared with $28.5 million in the second quarter of 2007. The third quarter of 2007 outflows primarily consisted of $9.8 million in loans that returned to accruing status, $8.2 million in loan payoffs, and $1.4 million in charged-off loans. The following table displays historical nonperforming loans by loan segment:

Nonperforming Assets

	September 30, 2007		June 30, 2007		December 31, 2006		September 30, 2006*
in millions	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio

Land Hold	$3.0	3.80%	$0.2	0.25%	$—	—%	$—	—%
Land Development	40.4	25.09	17.7	9.90	1.6	0.79	$1.5	2.28
Construction	18.6	4.94	20.9	5.63	5.3	1.19	—	—
Income Producing	26.5	1.98	14.8	1.11	0.5	0.04	1.2	0.24
Owner-Occupied	9.0	0.81	7.2	0.65	7.5	0.66	5.2	0.70

Total Commercial Real Estate	97.5	3.18	60.8	1.97	14.9	0.48	7.9	0.54
Commercial and Industrial	9.4	0.42	8.6	0.40	7.7	0.38	8.4	0.47

Total Commercial Loans	106.9	2.02	69.4	1.32	22.6	0.44	16.3	0.50

Residential Mortgage	32.8	2.25	35.4	2.37	28.4	1.84	10.5	1.93
Direct Consumer	10.9	0.68	9.1	0.56	6.0	0.35	4.0	0.37
Indirect Consumer	1.8	0.21	1.1	0.13	0.8	0.10	0.8	0.09
Loans 90+ days still accruing and restructured	2.4	0.03	1.4	0.02	1.2	0.01	0.7	0.01

Total Nonperforming Portfolio Loans	154.8	1.68%	116.4	1.26%	59.0	0.64%	32.3	0.56%
Nonperforming Held for Sale	5.8		5.1		22.8		—
Other Repossessed Assets Acquired	30.4		24.9		20.2		7.7

Total Nonperforming Assets	$191.0		$146.4		$102.0		$40.0

*	Legacy Citizens only

As presented in the table above, the majority of the nonperforming loan increases have been concentrated in the non-owner-occupied commercial real estate portfolios, with the other loan portfolios showing slight increases or remaining relatively constant.
In addition to loans classified as nonperforming, Citizens carefully monitors other credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions change. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires remediation are considered ‘watchlist’ loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and are actively reviewed at quarterly meetings among the chief credit officer, senior credit officers, senior market managers, and the commercial relationship officers. At these meetings, action plans are reviewed to remediate emerging problem loans or develop a specific plan for removing the loans from the portfolio. By being consistently proactive in monitoring credits and pre-emptively remediating potential loan issues, Citizens strives to protect shareholder value through all economic cycles. Watchlist loans are comprised of the nonperforming loans displayed in the above table as well as accruing loans as displayed in the following table:

Commercial Watchlist
Accruing loans only

	September 30, 2007		June 30, 2007		December 31, 2006		September 30, 2006*
in millions	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio

Land Hold	$27.0	34.22%	$25.2	30.88%	$13.8	13.48%	$4.3	19.46%
Land Development	52.3	32.48	73.0	40.85	50.3	24.71	1.7	2.59
Construction	91.7	24.37	101.4	27.32	57.0	12.79	5.0	3.70
Income Producing	173.8	12.98	161.0	12.02	143.0	11.56	44.2	8.82
Owner-Occupied	213.0	19.13	219.4	19.67	202.9	17.92	107.8	14.48

Total Commercial Real Estate	557.8	18.18	580.0	18.79	467.0	14.97	163.0	11.10
Commercial and Industrial	362.4	16.21	359.8	16.71	319.5	15.94	226.2	12.64

Total Watchlist Loans	$920.2	17.35%	$939.8	17.94%	$786.5	15.34%	$389.2	11.95%

*	Legacy Citizens only

Once a loan is placed on the watchlist, it is reviewed quarterly by senior credit and market management with regular re-assessment of cash flows, collateral valuations, and performance against Citizens’ agreed upon action plans for improving or exiting the credit. Loans viewed as substandard or doubtful are transferred to Citizens’ Special Loans credit group and are subjected to a higher level of monitoring and workout activities. Due to Citizens’ proactive credit risk management practices, a high majority of the accruing watchlist loans are successfully remediated and returned to the commercial relationship officers for ongoing relationship management.
As presented in the table above, watchlist loans at September 30, 2007 decreased $19.6 million or 2.1% from June 30, 2007. The reduction was the result of proactive action plans which mitigated the risks on some credits, allowing them to return to ‘pass’ credit status.
In view of Citizens’ analysis of its commercial real estate loans, it will continue its current hands-on watchlist monitoring process and has begun to review all non-owner-occupied commercial real estate loans defined as ‘pass’ credits by the Federal Reserve greater than $0.5 million on a quarterly basis to ensure early identification of developing performance issues. These reviews include comparing lot release schedules to actual performance and early identification of loans with potential collateral deterioration. Of the loans falling within these parameters and already reviewed, less than 15% of the outstanding loans were found to be outside of acceptable parameters and rated a watchlist loan.
The quality of Citizens’ loan portfolio is impacted by numerous factors including, over the past several quarters, the economic environment in the markets Citizens operates. Past due loan trends can be a leading indicator of potential future nonperforming loans and charge-offs. The following table displays the 30 — 89 days past due delinquency trend for all loan portfolios and by loan segment:

Delinquency Rates By Loan Portfolio
30 to 89 days Past Due

	September 30, 2007		June 30, 2007		December 31, 2006		September 30, 2006*
in millions	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio

Land Hold	$4.2	5.32%	$2.9	3.55%	$—	—%	$—	—%
Land Development	18.4	11.43	22.7	12.70	1.1	0.54	1.6	2.44
Construction	17.6	4.68	11.1	2.99	11.4	2.56	3.5	2.59
Income Producing	31.2	2.33	24.1	1.80	6.4	0.52	2.6	0.52
Owner-Occupied	10.8	0.97	17.1	1.54	12.5	1.10	12.0	1.61

Total Commercial Real Estate	82.2	2.68	77.9	2.53	31.4	1.01	19.7	1.34
Commercial and Industrial	22.0	0.98	22.7	1.05	16.8	0.84	23.7	1.32

Total Commercial Loans	104.2	1.96	100.6	1.92	48.2	0.94	43.4	1.33

Residential Mortgage	37.7	2.58	38.5	2.58	37.2	2.41	9.0	1.65
Direct Consumer	21.5	1.34	19.6	1.20	22.4	1.30	10.3	0.94
Indirect Consumer	14.7	1.73	11.6	1.37	14.8	1.76	12.7	1.48

Total Delinquent Loans	$178.1	1.93%	$170.3	1.85%	$122.6	1.33%	$75.4	1.31%

*	Legacy Citizens only

The commercial and industrial, residential mortgage, and direct consumer delinquency rates have remained relatively constant over the past year. However, commercial real estate delinquencies have increased as a result of the challenging Midwest economy and its related impact on real estate values and development.
Net charge-offs totaled $7.9 million or 0.34% of average portfolio loans in the third quarter of 2007 compared with $20.0 million or 0.87% of average portfolio loans in the second quarter of 2007 and $2.7 million or 0.19% of average portfolio loans in the third quarter of 2006. The decrease from the second quarter of 2007 was primarily the result of lower commercial real estate charge-offs principally related to timing variances in identifying the realizable value of the underlying collateral, partially offset by higher charge-offs in residential mortgage loans and higher charge-offs in the indirect consumer loan portfolio, which is consistent with its seasonal pattern. The increase over the third quarter of 2006 was primarily the result of incorporating the Republic loan portfolios. The following table displays historical net charge-offs by loan segment:

Net Charge-Offs

	Three Months Ended
	September 30, 2007		June 30, 2007		December 31, 2006*		September 30, 2006*
in millions	$	% of Portfolio**	$	% of Portfolio**	$	% of Portfolio**	$	% of Portfolio**

Land Hold	$—	—%	$—	—%	$—	—%	$—	—%
Land Development	0.4	0.99	6.4	14.33	—	—	—	—
Construction	0.1	0.11	4.1	4.43	—	—	—	—
Income Producing	0.1	0.03	2.3	0.69	—	—	—	—
Owner-Occupied	0.6	0.22	0.9	0.32	1.0	0.35	0.5	0.27

Total Commercial Real Estate	1.2	0.15	13.7	1.77	1.0	0.26	0.5	0.14
Commercial and Industrial	0.6	0.12	1.8	0.35	1.8	0.40	0.1	0.02

Total Commercial Loans	1.8	0.14	15.5	1.20	2.8	0.34	0.6	0.08

Residential Mortgage	1.6	0.43	0.7	0.18	0.9	0.65	0.2	0.17
Direct Consumer	2.6	0.63	2.6	0.63	1.6	0.59	0.5	0.18
Indirect Consumer	1.9	0.89	1.2	0.59	2.3	1.09	1.4	0.65

Total Net Charge-offs	$7.9	0.34%	$20.0	0.87%	$7.6	0.52%	$2.7	0.19%

*	Legacy Citizens only

**	Represents an annualized rate.

Similar to the trend displayed in the other credit metrics, the commercial and industrial and direct consumer portfolios continue to perform well and have not resulted in increases in net charge-offs.

After determining what Citizens believes is an adequate allowance for loan losses, the provision is calculated as a result of the net effect of the quarterly change in the allowance for loan losses identified based on the risk in the portfolio and the quarterly net charge-offs. The provision for loan losses was $3.8 million in the third quarter of 2007 compared with $31.9 million in the second quarter of 2007 and $1.2 million in the third quarter of 2006. The decrease from the previous quarter was primarily due to lower commercial real estate net charge-offs. For the first nine months of 2007, the provision for loan losses totaled $39.1 million compared with $5.3 million for the same period of 2006. The increases over the three- and nine-month periods of 2006 were due to higher net charge-offs as a result of the credit quality issues in the post-merger commercial real estate loan portfolio.
The allowance for loan losses totaled $177.0 million or 1.92% of portfolio loans at September 30, 2007, compared with $181.1 million or 1.97% at June 30, 2007. The decrease was primarily the result of the impact of risk rate changes on the historical loss migration calculations and an ongoing review of the commercial real estate loans. It is Citizens’ belief that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio considering the current economic conditions in the Midwest.
Citizens anticipates net charge-offs for the fourth quarter of 2007 will be similar to net charge-offs in the second quarter of 2007. However, most of the projected commercial real estate charge-offs already have a specific reserve assigned to them. The provision expense for the fourth quarter of 2007 will be consistent with to higher than the third quarter of 2007 primarily as a result of continued industry-wide pressure on consumer and commercial loan portfolios, particularly those supported by real estate.
Noninterest Income
Noninterest income for the third quarter of 2007 was $30.6 million, a decrease of $0.7 million or 2.2% from the second quarter of 2007 and an increase of $7.1 million over the third quarter of 2006. The decrease from the second quarter of 2007 was primarily the result of lower mortgage and other loan income and unrealized gains on deferred compensation plan assets reflected in the other income category, partially offset by higher service charges on deposit accounts and the effect of the $0.6 million loss related to the holding company’s 1998 venture capital investment in a limited partnership which occurred in the second quarter of 2007. The increase over the third quarter of 2006 was almost entirely due to incorporating Republic revenue and, to a lesser extent, growth in legacy Citizens’ revenue stream. For the first nine months of 2007, noninterest income totaled $93.3 million, an increase of $20.4 million over the same period of 2006. The increase was primarily due to incorporating Republic revenue, and to a lesser extent, growth in legacy Citizens’ revenue stream, partially offset by the effect of fully recognizing a deferred gain of $2.9 million on the 2004 sale of the former downtown Royal Oak, Michigan office during the first quarter of 2006.
Service charges on deposit accounts for the third quarter of 2007 were $12.5 million, an increase of $0.4 million over the second quarter of 2007 and an increase of $2.8 million over the third quarter of 2006. The increase over the second quarter of 2007 was primarily the result of higher commercial activity. For the first nine months of 2007, service charges on deposit accounts totaled $35.7 million, an increase of $7.6 million over the same period of 2006. The increases over the three- and nine-month periods of 2006 were almost entirely due to incorporating Republic activity and, to a lesser extent, legacy Citizens’ revenue enhancement initiatives implemented in the first quarter of 2006.
Trust fees for the third quarter of 2007 were $5.0 million, essentially unchanged from the second quarter of 2007 and an increase of $0.3 million over the third quarter of 2006. For the first nine months of 2007, trust fees totaled $14.9 million, an increase of $0.3 million over the same period of 2006. The increases over the three- and nine-month periods of 2006 were primarily a result of the overall strength in the financial markets during 2007. Total trust assets under administration were $2.8 billion at September 30, 2007, essentially unchanged from June 30, 2007 and an increase of $0.2 billion over September 30, 2006. Trust fees were unaffected by the merger as Republic did not have a trust portfolio.
Mortgage and other loan income for the third quarter of 2007 was $2.9 million, a decrease of $1.3 million from the second quarter of 2007 and an increase of $0.7 million over the third quarter of 2006. The decrease from the second quarter of 2007 was primarily the result of a $26.7 million or 1.9% decrease in mortgage sales during the third quarter of 2007 and a decrease in the margin on these sales due to a shift in the mix of loans sold. For the first nine months of 2007, mortgage and other loan income totaled

$13.3 million, an increase of $7.0 million over the same period of 2006. The increases over the three- and nine-month periods of 2006 were primarily due to incorporating Republic activity.
Brokerage and investment fees for the third quarter of 2007 were $2.1 million, essentially unchanged from the second quarter of 2007 and an increase of $0.3 million over the third quarter of 2006. For the first nine months of 2007, brokerage and investment fees totaled $5.9 million, an increase of $0.8 million over the same period of 2006. The increases over the three- and nine-month periods of 2006 were primarily the result of promoting the financial consultants as “retirement income professionals” through community seminars and targeted mailings, training legacy Republic branch staff and hiring new financial consultants to support the Republic franchise on this product line during the first quarter of 2007.
For the third quarter of 2007, all other noninterest income categories, which include ATM network user fees, bankcard fees, other income, and investment securities gains (losses), totaled $8.0 million, an increase of $0.3 million over the second quarter of 2007 and an increase of $3.0 million over the third quarter of 2006. The increase over the second quarter of 2007 was primarily the result of $0.2 million in additional transaction-based ATM and bankcard usage fees due to a rate increase, $0.2 million from the sale of a former branch location, and the effects on the aforementioned second quarter of 2007 $0.6 million loss related to the holding company’s venture capital investment and a $0.2 million loss on the sale of a former branch location, partially offset by the effects of a $1.0 million unrealized gain on deferred compensation plan assets (with an offset in salaries and employee benefits) recorded in the second quarter of 2007. The increase over the third quarter of 2006 was primarily the result of incorporating Republic activity and the aforementioned higher ATM network user fees and bankcard fees. For the first nine months of 2007, all other noninterest income categories totaled $23.4 million, an increase of $4.8 million over the same period of 2006. In addition to incorporating Republic activity, the increase was the result of the aforementioned unrealized gain on deferred compensation plan assets and ATM network and bankcard fee increases, partially offset by the aforementioned deferred gain on the former downtown Royal Oak, Michigan office and the aforementioned losses on the capital investment in a limited partnership.
Citizens anticipates total noninterest income for the fourth quarter of 2007 will be consistent with or slightly lower than the third quarter of 2007 due to an anticipated decrease in mortgage loan origination.
Noninterest Expense
Noninterest expense for the third quarter of 2007 was $77.3 million, a decrease of $10.1 million from the second quarter of 2007 and an increase of $17.9 million over the third quarter of 2006. The decrease from the second quarter of 2007 was primarily the result of lower salaries and employee benefits, occupancy, equipment, data processing services, advertising and public relations, restructuring and merger-related expenses and other expense, partially offset by higher professional services and telephone expenses. The increase over the third quarter of 2006 was primarily the result of incorporating Republic activity and restructuring and merger-related expenses, as well as higher professional services expenses. The third quarter of 2007 included $1.0 million in restructuring and merger-related expenses.
For the first nine months of 2007, noninterest expense totaled $248.5 million, compared with $181.0 million for the same period of 2006. The increase was primarily the result of incorporating Republic activity, $8.6 million in restructuring and merger-related expenses, and $6.8 million in additional expenses that are related to merger activities but not treated as restructuring or merger-related, and to a lesser extent higher professional services and legacy Citizens data processing services and telephone expenses, partially offset by the effect of a $1.5 million contribution to Citizens’ charitable foundation during the first quarter of 2006.
Salaries and employee benefits for the third quarter of 2007 were $42.1 million, a decrease of $3.9 million from the second quarter of 2007 and an increase of $9.5 million over the third quarter of 2006. The decrease from the second quarter of 2007 was primarily the result of the effects of two items which occurred in the second quarter of 2007: a $1.0 million increase in Citizens’ deferred compensation obligation (with an offset in other income) and $2.4 million in employee separation agreements; and lower salaries due to the full-quarter effect of employees who left the company during the second quarter of 2007 after the computer system conversion was completed, partially offset by an increase in hospitalization expenses. The increase over the third quarter of 2006 was due to incorporating Republic activity and higher legacy Citizens costs related to incentive expense and hospitalization expenses, partially offset by lower pension expense. Salary costs included $0.2 million in severance for the third quarter of 2007, $2.8 million for the second quarter of 2007, including the aforementioned $2.4 million in employee separation agreements, and $0.3 million for the third quarter of 2006. Citizens had 2,332 full-time equivalent employees at September 30, 2007 compared with 2,348 at June 30, 2007. For the first nine months of 2007, salaries and employee benefits totaled $132.3 million, an increase of $34.7 million over the same period of 2006. The increase was primarily the result of incorporating Republic activity as well as the aforementioned increase in the deferred compensation obligation and $2.4 million in employee separation agreements paid during the second quarter of 2007.
Occupancy costs for the third quarter of 2007 totaled $7.4 million, a decrease of $0.7 million from the second quarter of 2007 and an increase of $1.8 million over the third quarter of 2006. The decrease from the second quarter of 2007 was primarily the result of fully realizing the cost savings associated with the nineteen branch locations closed and seven branches divested at the time of the computer system conversion during the second quarter of 2007. For the first nine months of 2007, occupancy costs totaled $23.4 million, an increase of $6.5 million over the same period of 2006. The increases over the three- and nine-month periods of 2006 were primarily the result of incorporating Republic activity, partially offset by the cost savings associated with the aforementioned branch closures.
Professional services for the third quarter of 2007 totaled $5.1 million, an increase of $0.7 million over the second quarter of 2007 and an increase of $1.6 million over the third quarter of 2006. The increase over the second quarter of 2007 was primarily the result of higher legal, audit and examination fees, as well as relocation and recruiting fees associated with filling open management positions. For the first nine months of 2007, professional services totaled $13.6 million, an increase of $2.3 million over the same period of 2006. The increases over the three- and nine-month periods of 2006 were primarily the result of incorporating Republic activity, as well as higher professional services expenses due to utilizing external providers for several operational functions and higher legal, audit and examination fees.
Equipment costs for the third quarter of 2007 totaled $3.2 million, a decrease of $0.4 million from the second quarter of 2007 and essentially unchanged from the third quarter of 2006. The decrease from the second quarter of 2007 was due to lower depreciation as a result of disposing the legacy Republic computer systems after the April 27, 2007 computer system conversion and disposing of the equipment from the closed branch locations. For the first nine months of 2007, equipment costs totaled $10.8 million, an increase of $1.1 million over the same period of 2006. The increase was the result of incorporating Republic activity, partially offset by lower depreciation expense at legacy Citizens due to the fourth quarter of 2006 service life alignment and the aforementioned removal of legacy Republic computer systems and equipment.
Advertising and public relations expense for the third quarter of 2007 totaled $1.0 million, a decrease of $2.3 million from the second quarter of 2007 and a decrease of $0.2 million from the third quarter of 2006. The decrease from the second quarter of 2007 was primarily the result of a $1.3 million advertising campaign to introduce Citizens’ brand in new Michigan markets and Ohio during the second quarter of 2007 and expenses related to the Citizens 400 NASCAR race sponsorship. For the first nine months of 2007, advertising and public relations expense totaled $6.1 million, an increase of $1.9 million over the same period of 2006. The increases were primarily the result of the aforementioned brand awareness campaign and the race sponsorship.
Telephone expense for the third quarter of 2007 totaled $2.2 million, an increase of $0.4 million from the second quarter of 2007 and an increase of $0.8 million over the third quarter of 2006. The increase over the second quarter of 2007 was primarily the result of higher usage charges. For the first nine months of 2007, telephone expense totaled $5.9 million, an increase of $1.7 million over the same period of 2006 due to incorporating Republic activity.
Other loan expenses for the third quarter of 2007 totaled $1.2 million, an increase of $0.2 million over the second quarter of 2007 and a decrease of $0.2 million from the third quarter of 2006. The increase over the second quarter of 2007 was primarily the result of higher provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit, partially offset by lower expenses associated with processing mortgage loans due to lower origination volume. The decrease from the third quarter of 2006 was primarily the result of the lower provisioning to fund the reserve for unused loan commitments, partially offset by incorporating Republic activity. For the first nine months of 2007, other loan expenses totaled $3.2 million, an increase of $0.2 million over the same period of 2006. In addition to incorporating the Republic activity, the increase was the result of higher other mortgage processing fees due to the alliance with PHH Mortgage, partially offset by lower expenses related to processing commercial loans.
Intangible asset amortization for the third quarter of 2007 totaled $2.8 million, essentially unchanged from the second quarter of 2007 and an increase of $2.1 million over the third quarter of 2006. For the first nine months of 2007, intangible asset amortization totaled $8.9 million, an increase of $6.7 million over the same period of 2006. The increases over the three- and nine-month periods of 2006 were the result of amortizing the implied premium on the Republic core deposits, which was established as part of the purchase accounting fair market value adjustments, over the estimated term of the underlying deposits.
For the third quarter of 2007, all other noninterest expense categories, which include data processing services, postage and delivery, stationery and supplies, restructuring and merger-related expenses, and other expense, totaled $12.3 million, a decrease of $4.1 million from the second quarter of 2007 and an increase of $2.5 million over the third quarter of 2006. The decrease from the second quarter of 2007 was primarily the result of lower restructuring and merger-related expenses, data processing, postage and delivery, travel and training, and non-credit related losses, partially offset by higher state business tax due to the higher pre-tax income. The increase over the third quarter of 2006 was primarily the result of incorporating the Republic activity, $1.0 million in restructuring and merger-related expenses, and higher lockbox expenses due to increased customer transaction volume. For the first nine months of 2007, all other noninterest expense categories totaled $44.4 million, an increase of $12.3 million over the same period of 2006. The increase was primarily the result of incorporating Republic activity, $8.6 million in restructuring and merger-related expenses and higher data processing services due to implementing enhanced technology initiatives related to customer online banking functionality, partially offset by the effect of the aforementioned contribution to Citizens’ charitable foundation during the first quarter of 2006 and, to a lesser extent, lower legacy Citizens expenses.
Excluding the restructuring and merger-related expenses and additional expenses related to merger activities, Citizens anticipates total noninterest expense for the fourth quarter of 2007 will be slightly lower than the third quarter of 2007 due to lower salaries and employee benefits and professional services.
Income Tax Provision
Income tax provision for the third quarter of 2007 was $12.6 million, an increase of $13.5 million from the second quarter of 2007 and an increase of $5.0 million from the third quarter of 2006. The effective tax rate for the third quarter of 2007 was 28.41% compared with -10.46% for the second quarter of 2007 and 26.63% for the third quarter of 2006. The increases were mainly due to higher pre-tax income. For the first nine months of 2007, income tax provision totaled $22.7 million, a decrease of $0.2 million from the same period of 2006. The effective tax rate for the first nine months of 2007 was 23.77% compared with 26.82% for the same period of 2006. The decrease was primarily the result of an increase in permanent favorable tax adjustments to pre-tax income in 2007 compared with 2006 resulting from higher tax-exempt interest and bank owned life insurance from the Republic merger and a reduction in taxes payable from the resolution of certain multi-state nexus issues.
Citizens’ anticipates the effective tax rate for the full year of 2007 to be approximately 22% — 25%.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this release includes non-GAAP financial measures, including those presented on page 1, which are reconciled to GAAP financial measures on page 18. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. Specifically, Citizens believes the exclusion of restructuring and merger-related expenses and intangible asset amortization to create “core operating earnings” as well as the exclusion of related goodwill and other intangible assets, net of applicable deferred tax amounts, to create “average tangible assets,” “average tangible equity” and core efficiency ratio permits evaluation of the effect of the Republic merger on business operations of the combined company and facilitates a comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures.

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a tax-equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Other News
New Management Structure
On July 31, 2007, Citizens announced a new management structure aimed at expanding and growing client relationships with a focus on revenue generation. Citizens’ commercial, regional banking and wealth management lines of business are served through six geographic regions, each managed by a region president. The six regions are Northern Michigan, Central Michigan, West Michigan, Southeast Michigan, Ohio and a combined region which includes Wisconsin, Iowa and the Upper Peninsula of Michigan. A new shared services group was also developed to support the company’s sales and service efforts.
Stock Repurchase Program
During the third quarter of 2007, Citizens repurchased 110,000 shares of its stock at an average price of $17.70 under the stock repurchase program. As of September 30, 2007, there were 1,241,154 shares remaining to be purchased under the program approved by the Board of Directors on October 16, 2003.
Dividend Announcement
The Board of Directors of Citizens has declared a cash dividend of $0.29 per share of common stock. The dividend is payable on November 15, 2007, to shareholders of record on November 1, 2007.
Analyst Conference Call
William R. Hartman, CEO and president, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer will review the quarter’s results in a conference call for analysts and investors beginning at 10:00am ET on Friday, October 19, 2007.
A live audio webcast is available at www.citizensbanking.com through the Investor Relations page or by calling (800) 896-8445 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until October 26, 2007. To listen to the replay, please dial (800) 695-0715.
Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic Bancorp serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 238 offices and 268 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic Bancorp is the 41st largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements about the benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios resulting in credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, deterioration in commercial and residential real estate values, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens’ interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens’ potential inability to continue to attract core deposits; Citizens’ potential inability to retain legacy Republic loans and deposits as a result of the computer system conversion and branch consolidations; Citizens’ potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Citizens’ potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens’ products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens’ business continuity plans or data security systems; the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens; Citizens’ potential inability to integrate acquired operations, including those associated with the Republic merger; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens’ controls and procedures; Citizens’ success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
####

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries
	September 30,	June 30,	September 30,
(in thousands)	2007	2007	2006

Assets
Cash and due from banks	$224,683	$213,469	$151,591
Money market investments	5,193	144	165
Investment Securities:
Securities available for sale, at fair value	2,177,516	2,217,549	1,379,240
Securities held to maturity, at amortized cost (fair value of $122,186, $116,838 and $104,397, respectively)	122,610	117,939	102,667

Total investment securities	2,300,126	2,335,488	1,481,907
FHLB and Federal Reserve stock	142,107	132,895	58,193
Portfolio loans:
Commercial	2,236,131	2,153,269	1,788,922
Commercial real estate	3,068,540	3,085,967	1,468,952

Total commercial	5,304,671	5,239,236	3,257,874
Residential mortgage	1,460,993	1,494,450	545,171
Direct consumer	1,602,126	1,636,026	1,090,757
Indirect consumer	851,436	846,252	859,573

Total portfolio loans	9,219,226	9,215,964	5,753,375
Less: Allowance for loan losses	(176,958)	(181,118)	(113,076)

Net portfolio loans	9,042,268	9,034,846	5,640,299
Loans held for sale	76,384	85,930	11,689
Premises and equipment	130,148	133,021	117,821
Goodwill	778,516	780,914	54,527
Other intangible assets	33,206	36,008	8,959
Bank owned life insurance	212,243	210,265	86,580
Other assets	278,275	283,839	135,803

Total assets	$13,223,149	$13,246,819	$7,747,534

Liabilities
Noninterest-bearing deposits	$1,104,992	$1,169,095	$893,320
Interest-bearing demand deposits	795,950	807,605	739,895
Savings deposits	2,136,082	2,139,929	1,467,622
Time deposits	3,904,715	3,964,988	2,524,509

Total deposits	7,941,739	8,081,617	5,625,346
Federal funds purchased and securities sold under agreements to repurchase	764,527	675,440	342,736
Other short-term borrowings	33,274	11,749	13,298
Other liabilities	120,968	135,262	73,752
Long-term debt	2,800,768	2,808,610	1,018,095

Total liabilities	11,661,276	11,712,678	7,073,227
Shareholders’ Equity
Preferred stock — no par value	—	—	—
Common stock — no par value	973,619	973,339	79,730
Retained earnings	591,306	581,476	596,040
Accumulated other comprehensive income	(3,052)	(20,674)	(1,463)

Total shareholders’ equity	1,561,873	1,534,141	674,307

Total liabilities and shareholders’ equity	$13,223,149	$13,246,819	$7,747,534

Consolidated Statements of Income (Unaudited)
Citizens Republic Bancorp and Subsidiaries	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2007	2006	2007	2006

Interest Income
Interest and fees on loans	$171,650	$102,871	$514,814	$294,415
Interest and dividends on investment securities:
Taxable	21,238	11,960	67,337	37,267
Tax-exempt	7,310	5,278	21,947	15,854
Dividends on FHLB and Federal Reserve stock	1,603	614	4,736	1,981
Money market investments	53	21	89	34

Total interest income	201,854	120,744	608,923	349,551

Interest Expense
Deposits	64,380	40,004	195,015	106,301
Short-term borrowings	5,439	3,596	25,504	12,727
Long-term debt	37,162	11,499	98,413	31,413

Total interest expense	106,981	55,099	318,932	150,441

Net Interest Income	94,873	65,645	289,991	199,110
Provision for loan losses	3,765	1,190	39,122	5,329

Net interest income after provision for loan losses	91,108	64,455	250,869	193,781

Noninterest Income
Service charges on deposit accounts	12,515	9,674	35,701	28,070
Trust fees	4,973	4,633	14,931	14,647
Mortgage and other loan income	2,939	2,267	13,334	6,383
Brokerage and investment fees	2,141	1,885	5,872	5,103
ATM network user fees	1,601	988	4,820	2,993
Bankcard fees	1,695	1,213	4,318	3,399
Other income	4,732	2,884	14,321	12,203

Total fees and other income	30,596	23,544	93,297	72,798
Investment securities gains (losses)	8	—	(25)	61

Total noninterest income	30,604	23,544	93,272	72,859
Noninterest Expense
Salaries and employee benefits	42,115	32,569	132,251	97,515
Occupancy	7,377	5,604	23,363	16,837
Professional services	5,096	3,486	13,599	11,267
Equipment	3,227	3,191	10,793	9,658
Data processing services	3,724	3,779	12,360	11,232
Advertising and public relations	1,003	1,211	6,070	4,179
Postage and delivery	1,777	1,559	5,937	4,650
Telephone	2,155	1,394	5,937	4,250
Other loan expenses	1,245	1,407	3,237	3,040
Stationery and supplies	466	653	2,111	2,011
Intangible asset amortization	2,803	725	8,875	2,174
Restructuring and merger-related expenses	1,009	—	8,603	—
Other expense	5,346	3,824	15,407	14,226

Total noninterest expense	77,343	59,402	248,543	181,039

Income Before Income Taxes	44,369	28,597	95,598	85,601
Income tax provision	12,605	7,616	22,723	22,957

Net Income	$31,764	$20,981	$72,875	$62,644

Net Income Per Common Share:
Basic	$0.42	$0.49	$0.97	$1.47
Diluted	0.42	0.49	0.96	1.46
Cash Dividends Declared Per Common Share	0.290	0.290	0.870	0.865

Average Common Shares Outstanding:
Basic	75,353	42,587	75,391	42,658
Diluted	75,501	42,709	75,688	42,795

Selected Quarterly Information Citizens Republic Bancorp and Subsidiaries
	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006

Summary of Operations (thousands)
Net interest income	$94,873	$96,777	$98,341	$64,010	$65,645
Provision for loan losses	3,765	31,857	3,500	5,936	1,190
Total fees and other income	30,596	31,278	31,423	24,931	23,544
Investment securities gains (losses) (1)	8	—	(33)	(7,163)	—
Noninterest expense (2)	77,343	87,490	83,710	78,788	59,402
Income tax provision	12,605	(911)	11,029	(3,638)	7,617
Net income	31,764	9,619	31,492	692	20,981
Taxable equivalent adjustment	4,620	4,629	4,625	3,505	3,413
Cash dividends	21,934	21,960	21,964	12,443	12,435

Per Common Share Data
Net Income:
Basic	$0.42	$0.13	$0.42	$0.02	$0.49
Diluted	0.42	0.13	0.41	0.02	0.49
Dividends	0.290	0.290	0.290	0.290	0.290
Market Value:
High	$20.38	$22.50	$26.95	$28.06	$27.04
Low	15.01	18.02	21.97	24.50	23.25
Close	16.11	18.30	22.16	26.50	26.26
Book value	20.65	20.28	20.78	20.58	15.72
Tangible book value	9.92	9.48	9.90	9.65	14.24
Shares outstanding, end of period (000)	75,634	75,642	75,657	75,676	42,904

At Period End (millions)
Assets	$13,223	$13,247	$13,317	$14,003	$7,748
Portfolio loans	9,219	9,216	9,178	9,231	5,753
Deposits	7,942	8,082	8,461	8,698	5,625
Shareholders’ equity	1,562	1,534	1,572	1,558	674

Average Balances (millions)
Assets	$13,165	$13,241	$13,574	$7,770	$7,723
Portfolio loans	9,163	9,170	9,179	5,762	5,694
Deposits	8,049	8,157	8,525	5,597	5,680
Shareholders’ equity	1,536	1,551	1,552	683	659

Credit Quality Statistics (thousands)
Nonaccrual loans	$152,499	$114,950	$88,800	$57,892	$31,564
Loans 90 or more days past due and still accruing	1,923	1,127	1,388	767	303
Restructured loans	332	348	363	378	391

Total nonperforming portfolio loans	154,754	116,425	90,551	59,037	32,258
Nonperforming held for sale	5,846	5,128	4,630	22,846	—
Other repossessed assets acquired (ORAA)	30,395	24,811	19,482	20,165	7,767

Total nonperforming assets	$190,995	$146,364	$114,663	$102,048	$40,025

Allowance for loan losses (000)	$176,958	$181,118	$169,239	$169,104	$113,076
Allowance for loan losses as a percent of portfolio loans	1.92%	1.97%	1.84%	1.83%	1.97%
Allowance for loan losses as a percent of nonperforming assets	92.65	123.74	147.60	165.71	282.51
Allowance for loan losses as a percent of nonperforming loans	114.35	155.57	186.90	286.44	350.54
Nonperforming assets as a percent of portfolio loans plus ORAA	2.06	1.58	1.25	1.10	0.69
Nonperforming assets as a percent of total assets	1.44	1.10	0.86	0.73	0.52
Net loans charged off as a percent of average portfolio loans (annualized)	0.34	0.87	0.15	0.52	0.19
Net loans charged off (000)	$7,925	$19,978	$3,365	$7,611	$2,674

Performance Ratios (annualized)
Return on average assets	0.96%	0.29%	0.94%	0.04%	1.08%
Return on average shareholders’ equity	8.20	2.49	8.23	0.40	12.63
Average shareholders’ equity / average assets	11.67	11.72	11.43	8.79	8.53
Net interest margin (FTE) (3)	3.39	3.44	3.44	3.67	3.78
Efficiency ratio (4)	59.45	65.94	62.29	85.23	64.15

(1)	Investment securities gains (losses) includes a $7.2 million impairment charge in the fourth quarter of 2006 related to the Republic merger.

(2)	Noninterest expense includes restructuring and merger related expenses of $1.0 million during the third quarter of 2007, $3.4 million during the second quarter of 2007, $4.2 million during the first quarter of 2007, and $11.3 million during the fourth quarter of 2006 related to the Republic merger.

(3)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(4)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison	Nine months ended
Citizens Republic Bancorp and Subsidiaries	September 30,
	2007	2006	% Change

Summary of Operations (thousands)
Net interest income	289,991	199,110	45.6
Provision for loan losses	39,122	5,329	634.1
Total fees and other income	93,297	72,798	28.2
Investment securities (losses) gains	(25)	61	(140.4)
Noninterest expense	248,543	181,039	37.3
Income tax provision	22,723	22,957	(1.0)
Net income	72,875	62,644	16.3
Cash dividends	65,858	37,087	77.6

Per Common Share Data
Net Income:
Basic	$0.97	$1.47	(34.0)%
Diluted	0.96	1.46	(34.2)
Dividends	0.870	0.865	0.6

Market Value:
High	$26.95	$28.66	(6.0)
Low	15.01	23.25	(35.4)
Close	16.11	26.26	(38.7)
Book value	20.65	15.72	31.4
Tangible book value	9.92	14.24	(30.3)
Shares outstanding, end of period (000)	75,634	42,904	76.3

At Period End (millions)
Assets	$13,223	$7,748	70.7%
Portfolio loans	9,219	5,753	60.2
Deposits	7,942	5,625	41.2
Shareholders’ equity	1,562	674	131.6

Average Balances (millions)
Assets	$13,325	$7,682	73.5%
Portfolio loans	9,171	5,622	63.1
Deposits	8,242	5,585	47.6
Shareholders’ equity	1,546	654	136.6

Performance Ratios (annualized)
Return on average assets	0.73%	1.09%	(33.0)%
Return on average shareholders’ equity	6.30	12.82	(50.9)
Average shareholders’ equity / average assets	11.60	8.51	36.3
Net interest margin (FTE) (1)	3.42	3.86	(11.4)
Efficiency ratio (2)	62.58	64.17	(2.5)
Net loans charged off as a percent of average portfolio loans	0.46	0.21	119.0

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $13.9 million and $10.2 million for the nine months ended September 30, 2007 and 2006, respectively, based on a tax rate of 35%.

(2)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation
Citizens Republic Bancorp and Subsidiaries
	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006

Summary of Core Operations (thousands)
Net income	$31,764	$9,619	$31,492	$692	$20,981
Add back: Restructuring and merger related expenses (net of tax effect)[1]	656	2,215	2,721	7,361	—
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	1,821	1,920	2,027	471	471

Core operating earnings	$34,241	$13,754	$36,240	$8,524	$21,452

Noninterest expense	$77,343	$87,490	$83,710	$78,788	$59,402
Subtract: Restructuring and merger related expenses	(1,009)	(3,408)	(4,186)	(11,324)	—
Subtract: Amortization of core deposit intangibles	(2,802)	(2,955)	(3,118)	(725)	(725)

Core operating expenses	$73,532	$81,127	$76,406	$66,739	$58,677

Average Balances (millions)
Average assets	$13,165	$13,241	$13,574	$7,770	$7,723
Goodwill	(781)	(780)	(785)	(76)	(55)
Core deposit intangible assets	(34)	(38)	(45)	(9)	(9)
Deferred taxes	12	13	16	3	3

Average tangible assets	$12,362	$12,436	$12,760	$7,688	$7,662

Average equity	$1,536	$1,551	$1,552	$683	$659
Goodwill	(781)	(780)	(785)	(76)	(55)
Core deposit intangible assets	(34)	(38)	(45)	(9)	(9)
Deferred taxes	12	13	16	3	3

Average tangible equity	$733	$746	$738	$601	$598

Performance Ratios (annualized)
Earnings per share — basic	$0.42	$0.13	$0.42	$0.02	$0.49
Add back: Restructuring and merger related expenses (net of tax effect)[1]	0.01	0.03	0.03	0.17	—
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.02	0.02	0.03	0.01	0.01

Core operating earnings per share — basic	$0.45	$0.18	$0.48	$0.20	$0.50

Earnings per share — diluted	$0.42	$0.13	$0.41	$0.02	$0.49
Add back: Restructuring and merger related expenses (net of tax effect)[1]	0.01	0.03	0.03	0.17	—
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.02	0.02	0.03	0.01	0.01

Core operating earnings per share — diluted	$0.45	$0.18	$0.47	$0.20	$0.50

Efficiency ratio	59.45%	65.94%	62.29%	85.23%	64.15%
Subtract: Effects of restructuring and merger related expenses	(0.78)	(2.57)	(3.12)	(12.25)	—
Subtract: Effects of core deposit intangibles amortization	(2.15)	(2.23)	(2.32)	(0.79)	(0.79)

Core efficiency ratio	56.52	61.14	56.85	72.19	63.36

Core operating earnings/average tangible assets	1.10	0.44	1.15	0.44	1.11

Core operating earnings/average tangible equity	18.55	7.39	19.92	5.62	14.23

(1)	Tax effect of $353 , $1,193 , and $1,465 for the 3rd, 2nd and 1st quarters of 2007, respectively, and $3,963 for the 4th quarter of 2006.

(2)	Tax effect of $981 , $1,035, and $1,091 for the 3rd, 2nd and 1st quarters of 2007, respectively, and $254 for each quarter of 2006.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries
	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2007	2007	2007	2006	2006

NONINTEREST INCOME:
Service charges on deposit accounts	$12,515	$12,080	$11,106	$9,639	$9,674
Trust fees	4,973	5,003	4,955	4,818	4,633
Mortgage and other loan income	2,939	4,258	6,137	2,887	2,267
Brokerage and investment fees	2,141	2,182	1,549	1,892	1,885
ATM network user fees	1,601	1,640	1,579	1,018	988
Bankcard fees	1,695	1,443	1,180	1,168	1,213
Other income	4,732	4,672	4,917	3,509	2,884

Total fees and other income	30,596	31,278	31,423	24,931	23,544
Investment securities gains (losses)	8	—	(33)	(7,163)	—

TOTAL NONINTEREST INCOME	$30,604	$31,278	$31,390	$17,768	$23,544

NONINTEREST EXPENSE:
Salaries and employee benefits	$42,115	$45,971	$44,165	$34,885	$32,569
Occupancy	7,377	8,076	7,910	5,451	5,604
Professional services	5,096	4,351	4,152	4,077	3,486
Equipment	3,227	3,655	3,911	5,033	3,191
Data processing services	3,724	4,506	4,130	3,757	3,779
Advertising and public relations	1,003	3,292	1,775	1,702	1,211
Postage and delivery	1,777	2,196	1,964	1,445	1,559
Telephone	2,155	1,718	2,064	1,527	1,394
Other loan expenses	1,245	1,080	912	1,406	1,407
Stationery and supplies	466	868	777	519	653
Intangible asset amortization	2,803	2,954	3,118	725	725
Restructuring and merger-related expenses	1,009	3,408	4,186	11,324	—
Other expense	5,346	5,415	4,646	6,937	3,824

TOTAL NONINTEREST EXPENSE	$77,343	$87,490	$83,710	$78,788	$59,402

Average Balances, Yields and Rates
	Three Months Ended
	September 30, 2007		June 30, 2007		September 30, 2006
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate(1)	Balance	Rate(1)	Balance(2)	Rate(1)(2)

Earning Assets
Money market investments	$2,822	7.44%	2,765	2.64%	2,048	4.08%
Investment securities (3):
Taxable	1,650,012	5.15	1,726,754	5.17	1,059,177	4.52
Tax-exempt	672,679	6.69	668,647	6.73	449,364	7.23
FHLB and Federal Reserve stock	139,504	4.56	132,895	4.22	56,782	4.30
Portfolio loans (4):
Commercial	2,135,927	7.31	2,068,195	7.51	1,740,592	7.54
Commercial real estate	3,084,792	7.75	3,100,675	7.76	1,458,104	7.26
Residential mortgage	1,472,544	6.59	1,506,639	6.67	545,907	5.75
Direct consumer	1,617,340	7.88	1,655,217	7.85	1,093,724	7.69
Indirect consumer	852,885	6.75	838,899	6.67	855,229	6.66

Total portfolio loans	9,163,488	7.39	9,169,625	7.44	5,693,556	7.20
Loans held for sale	79,333	9.18	94,817	7.83	16,743	6.04

Total earning assets	11,707,838	7.01	11,795,503	7.03	7,277,670	6.78

Nonearning Assets
Cash and due from banks	209,278		188,244		165,403
Bank premises and equipment	132,459		140,277		119,246
Investment security fair value adjustment	(5,393)		300		(12,203)
Other nonearning assets	1,301,482		1,286,255		287,431
Allowance for loan losses	(180,394)		(169,830)		(114,302)

Total assets	$13,165,270		$13,240,749		$7,723,245

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$811,955	0.65%	$841,026	0.67%	$753,412	0.64%
Savings deposits	2,165,386	3.00	2,170,649	2.93	1,511,956	2.81
Time deposits	3,928,215	4.71	4,007,354	4.70	2,489,653	4.47
Short-term borrowings	465,980	4.63	741,617	4.90	321,140	4.44
Long-term debt	2,982,035	4.95	2,631,605	4.92	979,522	4.67

Total interest-bearing liabilities	10,353,571	4.10	10,392,251	4.07	6,055,683	3.61
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,143,917		1,138,134		925,004
Other liabilities	131,837		159,015		83,749
Shareholders’ equity	1,535,945		1,551,349		658,809

Total liabilities and shareholders’ equity	$13,165,270		$13,240,749		$7,723,245

Interest Spread		2.91%		2.96%		3.17%
Contribution of noninterest bearing sources of funds		0.48		0.48		0.61

Net Interest Margin		3.39%		3.44%		3.78%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Average Balances, Yields and Rates

	Nine Months Ended September 30,
	2007		2006
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate(1)	Balance(2)	Rate(1)(2)

Earning Assets
Money market investments	2,150	5.53%	1,703	2.69%
Investment securities (3):
Taxable	1,770,676	5.07	1,095,624	4.54
Tax-exempt	670,504	6.71	447,842	7.26
FHLB and Federal Reserve stock	135,122	4.68	56,235	4.71
Portfolio loans (4):
Commercial	2,055,575	7.54	1,697,656	7.28
Commercial real estate	3,112,813	7.72	1,433,563	7.09
Residential mortgage	1,504,709	6.64	544,065	5.72
Direct consumer	1,656,050	7.85	1,106,930	7.47
Indirect consumer	841,640	6.74	839,972	6.62

Total portfolio loans	9,170,787	7.44	5,622,186	7.02
Loans held for sale	105,815	8.17	18,191	5.75

Total earning assets	11,855,054	7.02	7,241,781	6.64
Nonearning Assets
Cash and due from banks	195,503		162,992
Bank premises and equipment	137,428		120,407
Investment security fair value adjustment	(677)		(11,377)
Other nonearning assets	1,310,611		283,619
Allowance for loan losses	(172,711)		(115,235)

Total assets	$13,325,208		$7,682,187

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$851,704	0.69%	$799,570	0.64%
Savings deposits	2,202,134	2.96	1,477,773	2.55
Time deposits	4,046,052	4.69	2,386,736	4.16
Short-term borrowings	702,992	4.85	399,412	4.26
Long-term debt	2,676,820	4.91	958,992	4.38

Total interest-bearing liabilities	10,479,702	4.07	6,022,483	3.34
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,142,272		920,992
Other liabilities	156,845		85,182
Shareholders’ equity	1,546,389		653,530

Total liabilities and shareholders’ equity	$13,325,208		$7,682,187

Interest Spread		2.95%		3.30%
Contribution of noninterest bearing sources of funds		0.47		0.56

Net Interest Margin		3.42%		3.86%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31 (2)	Sep 30
(in thousands)	2007	2007	2007	2006	2006

Commercial	$9,386	$8,563	$8,827	$7,709	$8,440
Commercial real estate	97,557	60,797	40,621	14,915	7,835

Total commercial (1)	106,943	69,360	49,448	22,624	16,275
Residential mortgage	32,824	35,397	30,591	28,428	10,536
Direct consumer	10,926	9,140	8,166	6,030	3,972
Indirect consumer	1,806	1,053	595	810	781
Loans 90 days or more past due and still accruing	1,923	1,127	1,388	767	303
Restructured loans	332	348	363	378	391

Total nonperforming portfolio loans	154,754	116,425	90,551	59,037	32,258
Nonperforming held for sale	5,846	5,128	4,630	22,846	—
Other Repossessed Assets Acquired	30,395	24,811	19,482	20,165	7,767

Total nonperforming assets	$190,995	$146,364	$114,663	$102,048	$40,025

(1) Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows from acquired bank	$—	$—	$—	$8.7	$—
Inflows	60.0	48.4	37.4	7.9	7.5
Outflows	(22.5)	(28.5)	(10.6)	(10.2)	(5.0)

Net change	$37.5	$19.9	$26.8	$6.4	$2.5

(2)	December 31, 2006 amounts include the following nonperforming asset balances acquired in the Republic Bancorp acquisition: Commercial $249, commercial real estate $8,449, direct consumer $2,642, indirect consumer $72, residential mortgage $19,338, loans 90 days or more past due $0, restructured loans $0, nonperforming held for sale $21,646, and other repossessed assets acquired $12,613.

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31 (2)	Sep 30
(in thousands)	2007	2007	2007	2006	2006

Allowance for loan losses — beginning of period	$181,118	$169,239	$169,104	$113,076	$114,560

Provision for loan losses	3,765	31,857	3,500	5,936	1,190

Charge-offs:
Commercial	1,618	2,419	363	2,098	597
Commercial real estate	1,270	14,284	421	1,017	585

Total commercial	2,888	16,703	784	3,115	1,182
Residential mortgage	1,602	735	791	885	252
Direct consumer	3,188	3,029	2,084	1,955	983
Indirect consumer	2,312	1,868	2,217	2,818	1,840

Total charge-offs	9,990	22,335	5,876	8,773	4,257

Recoveries:
Commercial	1,026	640	1,130	304	543
Commercial real estate	100	539	175	33	50

Total commercial	1,126	1,179	1,305	337	593
Residential mortgage	1	56	51	29	22
Direct consumer	500	482	371	287	485
Indirect consumer	438	640	784	509	483

Total recoveries	2,065	2,357	2,511	1,162	1,583

Net charge-offs	7,925	19,978	3,365	7,611	2,674

Allowance of acquired bank	—	—	—	57,703	—

Allowance for loan losses — end of period	$176,958	$181,118	$169,239	$169,104	$113,076

Reserve for loan commitments — end of period (1)	$5,588	$5,732	$6,069	$6,119	$2,976

(1)	December 31, 2006 reserve for loan commitments includes $3,078 acquired in Republic Bancorp acquisition.